Exhibit (e)(31)

[DATE]

[NAME]

Dear [NAME],

On behalf of Sharps Compliance Corp. (the “Company”), I am pleased to announce that the Company, operating under the Sharps Compliance Corp. 2010 Stock Plan (the “Plan”), has awarded you (the “Employee”) effective on [DATE] a non-qualified stock option (the “Option”) to purchase [_____] shares of common stock of the Company (the “Shares”). The Option is awarded and granted upon the following terms and conditions of this letter agreement (this “Agreement”), as well as those terms, conditions and limitations set forth in the Plan, which is incorporated herein for all purposes. Any term used in this Agreement that is not specifically defined herein shall have the meaning specified in the Plan.

1.
The exercise price for each share of common stock is $[__] (closing price on [DATE]), subject to adjustment as set forth in the Plan.

2.
For so long as you are employed by the Company, or any of its subsidiaries, the right to exercise such Option shall vest as follows:

(a)
[__]% ([___] shares) on [DATE];
(b)
[__]% ([___] shares) on [DATE];
(c)
[__]% ([___] shares) on [DATE]; and
(d)
[__]% ([___] shares) on [DATE];

If you cease to be an employee of the Company or any of its subsidiaries for any reason, the Option shall not continue to vest.

3.
Subject to Paragraph 5 and other sections of this Agreement herein, the portions of the Option which have vested in accordance with the schedule set forth in Paragraph 2 above may be exercised at any time on or before [DATE]. No partial exercise of the Option may be for less than 100 full shares unless the remaining shares that are then vested and purchasable are less than 100 shares. In no event shall the Company be required to transfer fractional shares to the Employee.

Sharps Compliance Inc.
9220 Kirby Drive Suite 500 Houston, TX 77054
Direct 713.660.3514 Fax 713.660.3574
Email dtusa@sharpsinc.com
Website www.sharpsinc.com

4.
The Option granted under this Agreement shall be exercisable from time to time, as provided above, by the Employee (a) delivering to the Company a fully completed and executed notice of exercise, in such form as may be designated by the Company in its sole discretion, specifying the exercise date and the number of Shares to be purchased pursuant to such exercise, and (b) remitting to the Company in cash or by check the aggregate Option Price for the Shares to be acquired on exercise of the Option, plus an amount sufficient to satisfy any withholding tax obligations of the Company that arise in connection with such exercise (as determined by the Company) in accordance with the provisions of the Plan. The Company shall not be required to transfer or deliver any certificate or certificates for shares of the Company’s common shares purchased upon exercise of the Option granted under this Agreement until all then applicable requirements of law and this Agreement have been met.

5.
Subject to the limitations imposed pursuant to the Plan, the Option and all rights granted by this Agreement, to the extent those rights have not been exercised, will terminate and become null and void on [DATE]. If the Employee dies, the person or persons to whom his/her vested rights under the Option shall pass, whether by will or by the applicable laws of descent and distribution, may exercise such vested portion of the Option to the extent the Employee was entitled to exercise the Option on the date of death, at any time within a period of one (1) year after his/her death, but not after [DATE]. If the Employee’s employment with the Company or any of its subsidiaries terminates due to the Employee incurring a Disability, the Employee may exercise the vested portion of the Option at any time within a period of one (1) year after the date his/her employment with the Company or any of its subsidiaries terminates due the Employee incurring a Disability, but not after [DATE]. Additionally, the Option and all rights thereunder become null and void on the earlier of the date that is [DATE], or three months subsequent to termination of employment with the Company or any of its subsidiaries for any reason other than death or Disability.

Notwithstanding the above, the Employee’s rights to the non-vested and vested portions of the Option which have not been exercised, and all rights granted by this Agreement, shall in all events terminate and become null and void if the Employee is employed either as an employee or consultant by any company, joint venture, partnership or individual which the Company determines, in its sole discretion, is in competition with the Company.

6.
During the lifetime of the Employee, the Option and all rights granted in this Agreement shall be exercisable only by the Employee, and, except as Paragraph 5 above otherwise provides, the Option and all rights granted under this Agreement shall not be transferred, assigned, pledged or hypothecated in any way (except as required by law or court order), and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such Option or of such rights contrary to the provisions of this Agreement, or upon the levy of any attachment or similar process upon such Option or such rights, such Option and such rights shall immediately become null and void.
Sharps Compliance Inc
9220 Kirby Drive Suite 500 Houston, TX 77054
Direct 713.660.3514 Fax 713.660.3574
Email dtusa@sharpsinc.com
Website www.sharpsinc.com

7.
Notwithstanding the foregoing, upon a Change in Control of the Company, all non- vested portions of the Option shall immediately vest.

8.
In the event of any change in the common shares of the Company subject to the Option granted hereunder, through merger, consolidation, reorganization, recapitalization, stock split, stock dividend or other change in the corporate structure, without consideration, appropriate adjustment shall be made by the Company in the number or kind of shares subject to such Option and the price per share. Upon the dissolution or liquidation of the Company, the Option granted under this Agreement shall terminate and become null and void, but the Employee shall have the right immediately prior to such dissolution or liquidation to exercise the Option granted hereunder to the full extent not before exercised.

9.
Neither the Employee nor his/her executor, administrator, heirs or legatees shall be or have any rights or privileges of a stockholder of the Company in respect of the shares transferable upon exercise of the Option granted under this Agreement, unless and until certificates representing such shares shall have been endorsed, transferred and delivered and the transferee has caused his/her name to be entered as a stockholder of record on the books of the Company. Nothing contained in the Plan or this Agreement shall confer upon the Employee any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or any of its subsidiaries to terminate the Employee’s employment or to increase or decrease the Employee’s compensation at any time.

10.
The Shares may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. The Employee also agrees (a) that the Company may refuse to cause the transfer of the Shares to be registered on the applicable stock transfer records if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (b) that the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares.

11.
The Company cannot and will not advise you on financial, tax matters or other consequences arising from your receipt of the Option and this Agreement or the acquisition of the Shares through the exercise of the Option. You are here by instructed to direct any questions regarding financial or tax matters to your advisor.

12.
The terms and conditions of the Plan, unless expressly supplemented by this Agreement, shall continue unchanged and in full force and effect. To the extent that any terms or provisions of this Agreement are or may be deemed expressly inconsistent with any terms or conditions of the Plan, the terms of the Plan shall control.

Sharps Compliance Inc
9220 Kirby Drive Suite 500 Houston, TX 77054
Direct 713.660.3514 Fax 713.660.3574
Email dtusa@sharpsinc.com
Website www.sharpsinc.com

13.
The Employee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or affect one or more of the obligations or restrictions imposed on the Employee pursuant to the express provisions of this Agreement.

14.
The rights of the Employee are subject to modification and termination in certain events as provided in this Agreement and the Plan.

15.
This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Texas applicable to contracts made and to be wholly performed therein.

16.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.
This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all previous written or oral negotiations, commitments, representations and agreements with respect thereto.

By signing this letter agreement, you acknowledge that you have been provided with a copy (or access to electronic copy) of the prospectus, 2010 Stock Plan Agreement and the Company’s most recent Annual Report. If the foregoing represents your understanding of the terms and conditions upon which the Option has been granted, please execute in the space provided below, returning an executed copy to the undersigned.

Sincerely,	AGREED AND ACCEPTED:

[NAME]
[TITLE]

Sharps Compliance Inc
9220 Kirby Drive Suite 500 Houston, TX 77054
Direct 713.660.3514 Fax 713.660.3574
Email dtusa@sharpsinc.com
Website www.sharpsinc.com